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                                                       Ex-99.1(b)
             MERRILL LYNCH RESOURCE VALUE TRUST


     The undersigned, Philip L. Kirstein, Mark B. Goldfus

and Michael J. Hennewinkel, constituting a majority of the

Trustees of Merrill Lynch Resource Value Trust (the "Trust"),

a Massachusetts business trust having no shareholders as of

the date hereof, hereby certify that the Trustees of the

Trust have duly adopted the following amendment to the

Declaration of Trust of the Trust dated the 12th day of

April, 1985.


VOTED:    That the Declaration of Trust dated April 12,
          1985 be and it hereby is amended to change the name of the Trust from "Merrill Lynch Resource
          Value Trust" to "Merrill Lynch Natural Resources
          Trust" in the following manner:

               1.1. Name. The name of the trust created hereby (th "Trust") shall be "Merrill Lynch Natural Resources Trust", and so far as may be practicable the Trustees shall conduct the Trust's activities, execute all documents and sue or be sued under that name, which name (and the word "Trust" wherever hereinafter used) shall refer to the Trustees as Trustees, and not individually, and shall not refer to the officers, agents, employees or Shareholders of the Trust. However, should the Trustees determine that the use of such name is not advisable, they may select such other name for the Trust as they deem proper and the Trust may hold its property and conduct its activities under such other name. Any name change shall become effective upon the execution by a majority of the then Trustees of an instrument setting forth the new name. Any such instrument shall have the status of an amendment to this Declaration.

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     IN WITNESS WHEREOF, the said Philip L. Kirstein,

Mark B. Goldfus and Michael J. Hennewinkel have signed this

Certificate in duplicate original counterparts and have

caused a duplicate original to be lodged among the records

of the Trust as required by Article XI, Section 11.3(c) of

the Declaration of Trust, as of the 28th day of May, 1985.



                              /s/ Philip Kirstein
                              9 Liberty Street
                              Ossining, New York, 10562



                              /s/ Mark B. Goldfus
                              509 Bergen Street
                              Lawrenceville, New Jersey 08648




                              /s/ Michael Hennewinkel
                              828 Bloomfield Avenue
                              Montclair, New Jersey 07042